Ford Mustang Mach-E Sales Grew 15.8 Percent in July, Second Largest In Electric SUV Segment; New Vehicle Launches of F-150 Hybrid, Bronco, Mustang Mach-E Expand Ford's Competitive Conquest Rate; Ford Accessory Business Climbs 23 percent, On Track To Post New Record

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July 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**120,053**	**72,574**	**43,114**	**4,365**
Total Sales vs. July 2020	-31.8%	-27.0%	-27.3%	-74.5%
Retail Sales vs. July 2020	-37.7%	-34.5%	-30.5%	-78.7%

HIGHLIGHTS

- **Retail orders further expand, spring-loading Ford for growth.** Ford's retail order bank increased over 70,000 units, excluding Bronco and Maverick retail orders, which is 10 times the normal retail order rate compared to year ago.
- **Mustang Mach-E July sales grew 15.8 percent in July compared to June;** through July of this year, it's now in second place in the rapidly growing battery electric sport utility segment.
- **F-150 Lightning reservations exceeded 120,000.** Almost 80 percent of the fully electric Lightning truck customers are coming from other brands, with the majority of orders coming from California and bringing new people to the full-size truck segment.
- **Ford's electrified vehicle portfolio achieves new July sales record, while expanding Ford's electrified presence in California.** Ford's electrified vehicle sales were up 57.5 percent on sales of 9,103 vehicles, with Mustang Mach-E and F-150 PowerBoost Hybrid leading the way with sales of 2,854 and 4,498, respectively. F-150 PowerBoost Hybrid had its best sales performance since launch, with sales up 23.4 percent compared to June.
- **With new truck and SUV vehicle introductions and sales of high-series trim SUVs up 6.7 percent over July last year,** transaction prices are up approximately $8,400 at almost $50,000 per vehicle. July's incentive spend as a percentage of transaction pricing was 3.5 percent per vehicle, down more than 7 ppts over a year ago and 1.4 ppts lower than the overall industry.
- **Ford rapidly grows its accessory business, with further expansion expected.** Through the first half of the year, Ford's accessory business was up 23 percent and on track for a record year.
- **Ford advances disruptive automotive technology** with approximately 2.4 million monthly active users in the U.S. on FordPass and Lincoln Way – up from 1.3M a year ago. Activation rates as high as 97 percent on Mustang Mach-E; high engagement across the entire Ford / Lincoln lineup at 82.4 percent – up almost 5 ppts since 2019.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"In addition to the sales we delivered in July, our retail order bank increased over 70,000 units, excluding our Bronco and Maverick retail orders, which is 10 times higher than we were a year ago. Our newest products, including F-150 PowerBoost, Mustang Mach-E, Bronco and Bronco Sport, are conquesting at a rate that is almost 14 points higher than Ford overall. With our strong portfolio of new products, robust transaction pricing and a big order bank, we are perfectly positioned for significant growth as the semiconductor chip situation improves."
– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

Ford's recent acquisition of Electriphi is expected to accelerate Ford's electric fleet adoption by offering commercial customers depot charging management for vehicles like E-Transit and F-150 Lightning Pro. Ford's E-Transit has over 20,000 reservations and growing.



Ford Trucks

The upcoming Ford Maverick now has approximately 80,000 reservations, with the largest number coming from California. Year-to-date, F-Series has sold 414,346 trucks on record turn rates. **Ford expanded its lead this month and stands at 59,508 trucks over its second-place competitor.**



Ford SUVs

Over 70 percent of Ford Bronco orders are coming from outside of Ford. July sales of Bronco totaled 3,277 SUVs, and Ford's overall AWD/4WD mix of SUVs in July was over 68 percent. This is a new record for Ford and plays a significant role in Ford's transaction price expansion. Ford SUV transaction pricing in July hit a record of $42,000 per SUV, up $6,200 over last year.



Ford Performance

With just 12 days to turn, Mustang Mach-Es are gone as soon as they hit dealer showrooms. 95 percent of Mustang Mach-E customers are opting in for the proprietary Blue Oval Intelligence software stack service. Over-the-air updates have been delivered to more than 150,000 customer vehicles of all types this year.



Lincoln SUVs

Lincoln is realizing record retail orders this year, with new orders for Lincoln more than doubling relative to last year. New products expanded transaction pricing for the brand in July by $11,500 over July last year. At $62,400 per vehicle, Lincoln transaction pricing grew at almost twice the rate of the overall luxury segment in July with transaction pricing now approximately $5,000 higher than the segment.